Exhibit 99.1

Olympic Steel Reports 2016 Second-Quarter Results

Net Income Rebounds on Margin Expansion and Market Share Gains

CLEVELAND--(BUSINESS WIRE)--August 2, 2016--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the second quarter and six months ended June 30, 2016.

Second-quarter net sales were $273.6 million, compared with $315.3 million in 2015’s second quarter. Net sales in the first half of 2016 were $532.0 million, versus $661.1 million in the same period last year. Higher sales volumes of specialty metals products and pipe and tubular products resulted in record-high total market share for Olympic Steel in 2016. These gains were offset by lower average selling prices resulting in the year-over-year sales declines.

Net income in the second quarter of 2016 improved sharply to $3.6 million, or $0.32 per diluted share, reversing the $22.3 million loss, or $1.99 per share, reported in last year’s comparable quarter. Net income in the second quarter of 2016 was negatively impacted by a $0.7 million state income tax valuation reserve that reduced diluted earnings per share $0.06 in the quarter. Last year’s second-quarter results reflected an impairment charge totaling $24.5 million.

“We continue to gain market share and improve profit margins, despite weak industry-wide shipments,” said Michael D. Siegal, Olympic Steel Chairman and Chief Executive Officer. “In response to market conditions, we reduced operating expenses, accelerated inventory turnover and paid down debt. These actions, combined with rebounding metal prices, resulted in our return to profitability in the quarter. The pre-tax income of $7.0 million that we generated in the second quarter was the highest in more than three years.”

For the first half of 2016, net income grew to $2.8 million, or $0.25 per diluted share. This is compared with a net loss of $21.2 million, or $1.89 on a per-share basis, reported in 2015’s first half.

“Domestic steel production remains controlled and import volumes have come down from record-highs, supporting higher prices. We will maintain our operating disciplines and any improvement in demand will help future results,” Siegal concluded.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2016 second-quarter and first-half earnings conference call can be accessed via the investor relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of any repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration, and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 33 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net sales	$273,608	$315,251	$531,957	$661,116

Costs and expenses

Cost of materials sold (exclusive of items shown below)	205,688	255,838	405,508	535,777
Warehouse and processing	21,035	21,722	41,527	44,259
Administrative and general	16,011	16,014	32,051	33,343
Distribution	9,560	9,568	18,767	18,870
Selling	6,045	4,900	11,732	10,791
Occupancy	2,158	2,306	4,495	5,016
Depreciation	4,550	4,628	9,059	9,218
Amortization	222	222	444	444
Impairment	-	24,451	-	24,451

Total costs and expenses	265,269	339,649	523,583	682,169

Operating income (loss)	8,339	(24,398)	8,374	(21,053)
Other income (loss), net	(58)	(26)	(63)	(58)

Income (loss) before interest and income taxes	8,281	(24,424)	8,311	(21,111)
Interest and other expense on debt	1,274	1,471	2,559	3,033

Income (loss) before income taxes	7,007	(25,895)	5,752	(24,144)
Income tax provision (benefit)	3,457	(3,635)	2,969	(2,953)

Net income (loss)	$3,550	$(22,260)	$2,783	$(21,191)

Earnings per share:

Net income (loss) per share-basic	$0.32	$(1.99)	$0.25	$(1.89)

Weighted average shares outstanding - basic	11,216	11,201	11,199	11,198

Net income (loss) per share-diluted	$0.32	$(1.99)	$0.25	$(1.89)

Weighted average shares outstanding - diluted	11,216	11,201	11,199	11,198

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2016	At Dec. 31, 2015
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$3,990	$1,604
Accounts receivable, net	113,400	92,877
Inventories, net (includes LIFO debit of $6,555 as of June 30, 2016 and Dec. 31, 2015)	210,784	206,645
Prepaid expenses and other	7,237	7,819
Total current assets	335,411	308,945

Property and equipment, at cost	374,031	372,129
Accumulated depreciation	(212,955)	(205,591)
Net property and equipment	161,076	166,538

Intangible assets, net	24,313	24,757
Other long-term assets	17,335	13,230
Total assets	$538,135	$513,470

Liabilities

Current portion of long-term debt	$1,825	$2,690
Accounts payable	71,230	55,685
Accrued payroll	10,118	6,884
Other accrued liabilities	14,149	11,801
Total current liabilities	97,322	77,060

Credit facility revolver	142,484	145,800
Other long-term liabilities	15,250	11,419
Deferred income taxes	25,711	24,496
Total liabilities	280,767	258,775

Shareholders' equity

Preferred stock	-	-
Common stock	128,387	128,128
Treasury stock	(699)	(699)
Accumulated other comprehensive loss	-	(70)
Retained earnings	129,680	127,336
Total shareholders' equity	257,368	254,695
Total liabilities and shareholders' equity	$538,135	$513,470

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015
Net sales
Carbon flat products	$173,122	$209,207	$334,556	$437,752
Specialty metals flat products	49,529	52,715	95,359	105,346
Tubular and pipe products	50,957	53,329	102,042	118,018
Total net sales	$273,608	$315,251	$531,957	$661,116

Depreciation and amortization
Carbon flat products	$2,988	$3,147	$5,942	$6,308
Specialty metals flat products	190	190	383	350
Tubular and pipe products	1,568	1,488	3,127	2,953
Corporate	26	25	51	51
Total depreciation and amortization	$4,772	$4,850	$9,503	$9,662

Operating income (loss)
Carbon flat products	$5,669	$(298)	$3,491	$173
Specialty metals flat products	2,567	(574)	4,323	16
Tubular and pipe products	2,133	2,504	4,376	6,758
Corporate	(2,030)	(1,579)	(3,816)	(3,549)
Impairment	-	(24,451)	-	(24,451)
Total operating income (loss)	$8,339	$(24,398)	$8,374	$(21,053)

Other income (loss), net	(58)	(26)	(63)	(58)
Income (loss) before interest and income taxes	8,281	(24,424)	8,311	(21,111)
Interest and other expense on debt	1,274	1,471	2,559	3,033
Income (loss) before income taxes	$7,007	$(25,895)	$5,725	$(24,144)

Capital expenditures
Flat products	$1,551	$918	$2,785	$2,106
Tubular and pipe products	650	1,624	812	2,127
Total capital expenditures	$2,201	$2,542	$3,597	$4,233

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	At June 30,	At Dec. 31,
	2016	2015
Total assets
Flat products	$343,168	$329,885
Tubular and pipe products	194,562	183,129
Corporate	405	456
Total assets	$538,135	$513,470

Other information:
(in thousands, except per-share data)	At June 30,	At Dec. 31,
	2016	2015

Shareholders' equity per share	$23.48	$23.25

Debt-to-equity ratio	0.56 to 1	0.58 to 1

	Six Months Ended
	June 30,
	2016	2015

Net cash from operating activities	$10,533	$44,879

Cash dividends per share	$0.04	$0.04

CONTACT:
IR Contact
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522